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                       [LETTERHEAD OF AMD APPEARS HERE]


NEWS RELEASE


                                                                        Contact:
                                                                  John Greenagel
                                                            AMD Public Relations
                                                                  (408) 749-3310
                                                          john.greenagel@amd.com




                 AMD WILL RETAIN ITS NETWORK PRODUCTS DIVISION


     SUNNYVALE, CA -- March 30, 2000 -- AMD announced today that it will retain its Network Products Division, which supplies integrated circuits for data communications and computer connectivity. The company said that Donaldson, Lufkin, & Jenrette and Salomon Smith Barney remain engaged for the purpose of selling the assets of its Communications Products Division, which provides integrated circuits for telecommunications infrastructure applications. The Communications Products Division and the Network Products Division currently comprise the Communications Group.

     The company said it reevaluated its plans to sell the product lines of the Network Products Division in light of growing demand for processor-centric integrated solutions for high-performance networking applications and Internet access.

About AMD

     AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets. AMD produces microprocessors, flash memories, and integrated circuits for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2.9 billion in 1999. (NYSE: AMD).

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     Additional press releases and information about AMD and its products are available at http://www.amd.com/news/news.html
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